Exhibit 99.1

Jessica Grossman, M.D., Joins Daré Bioscience Board of Directors

SAN DIEGO, April 11, 2018 (GLOBE NEWSWIRE) — Daré Bioscience, Inc. (NASDAQ:DARE), a clinical-stage, women’s biopharmaceutical company, today announced the appointment of Jessica Grossman, M.D., to its board of directors. Dr. Grossman is currently the CEO of Medicines360, a global nonprofit women’s health pharmaceutical company that developed the FDA-approved contraceptive IUS LILETTA® (levonorgestrel-releasing intrauterine system).

“We are excited to add Dr. Grossman to our highly distinguished board of directors,” said Sabrina Martucci Johnson, CEO of Daré Bioscience. “Dr. Grossman brings a deep understanding of women’s health along with relevant experience in product development, partnering and commercialization.”

Prior to her appointment as CEO of Medicines360, Dr. Grossman served as President and Founding CEO of Sense4Baby, Inc., which developed an innovative, wireless maternal fetal heart rate monitoring system for women with high-risk pregnancies. Dr. Grossman was also Founder and President of Gynesonics, Inc., an early-stage medical device company focused on minimally invasive solutions for women’s health, which developed the first intrauterine, ultrasound-guided radiofrequency ablation device for fibroid tumors.

“I am pleased to join the Daré board of directors,” said Dr. Grossman. “I believe that Daré is at the leading edge of innovation, and I’m looking forward to helping the company deliver on its mission and vision to identify and address unmet needs in women’s sexual and reproductive health.”

Dr. Grossman earned a Medical Degree from Sidney Kimmel Medical College at Thomas Jefferson University in Philadelphia and an undergraduate degree with honors from Brandeis University. In addition to her academic and professional accreditations, she has also performed research at the Beth Israel Deaconess Medical Center, part of the Harvard Medical School system.

About Medicines360

Medicines360, located in San Francisco, California, is a nonprofit global women’s health pharmaceutical company with a mission to expand access to quality medicines for all women regardless of their socioeconomic status, insurance coverage or geographic location. Medicines360 is committed to working with healthcare providers, advocacy groups and patients to deliver innovative and meaningful treatments that help women around the world have greater access to the medicines they need. For more information, visit www.medicines360.org.

About Daré Bioscience

Daré Bioscience is a clinical-stage biopharmaceutical company committed to the advancement of innovative products for women’s reproductive health that address clear therapeutic gaps. The company is driven by a mission to identify, develop and bring to market a diverse portfolio of novel and differentiated therapies that expand treatment options, improve outcomes and facilitate convenience for women, primarily in the areas of contraception, vaginal health, sexual health and fertility. Daré currently has two product candidates in clinical development. The first is Ovaprene™, a non-hormonal monthly contraceptive ring intended to provide protection over multiple weeks between menses. The second is SST-6007 (5% Topical Sildenafil Citrate Cream), a potential treatment for Female Sexual Arousal Disorder. SST-6007 incorporates sildenafil, the same active ingredient in Viagra®, in a proprietary cream formulation that is specifically designed to locally increase blood flow to the vulvar-vaginal tissue in women, leading to a potential improvement in genital arousal response and overall sexual experience. Daré also has an option to enter into a license agreement for ORB-204 and ORB-214, preclinical stage injectable etonogestrel contraceptives with target 6- and 12-month durations.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995 regarding matters that are not historical facts, including statements relating to Daré‘s ability to develop Ovaprene and Topical Sildenafil at the cost and in accordance with the targeted timelines and milestones set forth herein, expectations regarding the anticipated market demands for its products, the safety and effectiveness of its products, market acceptance of Daré‘s products and the qualifications and expertise of Daré‘s management team. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements as a result of various important factors, including the uncertainties inherent in the initiation and completion of clinical trials; availability and timing of data from ongoing and future clinical trials and the results of such trials; whether preliminary results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals; claims of infringement and other risks relating to Daré‘s owned and licensed intellectual property rights, and other factors discussed in the “Risk Factors” section of Daré‘s Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2018. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Daré‘s reports to the Securities and Exchange Commission, including Daré‘s reports on Forms 10-Q, 8-K and 10-K. In addition, any forward-looking statements included in this press release represent our views only as of the date of this release and should not be relied upon as representing our views as of any subsequent date. Daré specifically disclaims any obligation to update any forward-looking statements included in this press release.

Contacts:

Investors on behalf of Daré Bioscience, Inc.:

Ami Bavishi

Burns McClellan

abavishi@burnsmc.com

212-213-0006

OR

Media on behalf of Daré Bioscience, Inc.:

Amanda Guisbond

Canale Communications

amanda@canalecomm.com

781-405-8775

Source: Daré Bioscience